                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 29549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
             PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(b)
                               (Amendment No. 1)*

                              NOVAMED EYECARE, INC.
          ------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, par value $.01 per share
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                   66986W 10 8
          ------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
          ------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

                                ----------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 2 of 16 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     KIRK FAMILY LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     GEORGIA
--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                         2,338,977
                    ------------------------------------------------------------
   NUMBER OF        6.   SHARED VOTING POWER

    SHARES               -0-
                    ------------------------------------------------------------
 BENEFICIALLY       7.   SOLE DISPOSITIVE POWER

   OWNED BY              2,338,977
                    ------------------------------------------------------------
EACH REPORTING      8.   SHARED DISPOSITIVE POWER

  PERSON WITH            -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,338,977
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 3 of 16 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     KIRK EYE CENTER, S.C.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     ILLINOIS
--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                         -0-
                    ------------------------------------------------------------
   NUMBER OF        6.   SHARED VOTING POWER

    SHARES               2,338,977
                    ------------------------------------------------------------
 BENEFICIALLY       7.   SOLE DISPOSITIVE POWER

   OWNED BY              -0-
                    ------------------------------------------------------------
EACH REPORTING      8.   SHARED DISPOSITIVE POWER

  PERSON WITH            2,338,977
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,338,977
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 4 of 16 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     SCOTT H. KIRK, M.D.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A
--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                         199,517
                    ------------------------------------------------------------
   NUMBER OF        6.   SHARED VOTING POWER

    SHARES               2,338,977
                    ------------------------------------------------------------
 BENEFICIALLY       7.   SOLE DISPOSITIVE POWER

   OWNED BY              199,517
                    ------------------------------------------------------------
EACH REPORTING      8.   SHARED DISPOSITIVE POWER

  PERSON WITH            2,338,977
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,538,494
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 5 of 16 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     KENT A. KIRK, M.D.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A
--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                         154,247
                    ------------------------------------------------------------
   NUMBER OF        6.   SHARED VOTING POWER

    SHARES               2,338,977
                    ------------------------------------------------------------
 BENEFICIALLY       7.   SOLE DISPOSITIVE POWER

   OWNED BY              154,247
                    ------------------------------------------------------------
EACH REPORTING      8.   SHARED DISPOSITIVE POWER

  PERSON WITH            2,338,977
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,493,224
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 6 of 16 Pages
---------------------                                        -------------------

Item 1(a) Name of Issuer:

               NovaMed Eyecare, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

               980 North Michigan Avenue
               Suite 1620
               Chicago, Illinois 60611

Item 2(a) Name of Person Filing:

               Kirk Family Limited Partnership
               Kirk Eye Center, S.C.
               Scott H. Kirk, M.D
               Kent A. Kirk, M.D.

Item 2(b) Address of Principal Business Office or, if None, Residence:

               Kirk Family Limited Partnership
               7427 Lake Street
               River Forest, Illinois 60305

               Kirk Eye Center, S.C.
               7427 Lake Street
               River Forest, Illinois 60305

               Scott H. Kirk, M.D.
               7427 Lake Street
               River Forest, Illinois 60305

               Kent A. Kirk, M.D.
               7427 Lake Street
               River Forest, Illinois 60305

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 7 of 16 Pages
---------------------                                        -------------------

Item 2(c) Citizenship:

               Kirk Family Limited Partnership:   Georgia
               Kirk Eye Center, S.C.:             Illinois
               Scott H. Kirk, M.D.:               U.S.A.
               Kent A. Kirk, M.D.:                U.S.A.

Item 2(d) Title of Class of Securities:

               Common Stock, par value $.01 per share

Item 2(e) CUSIP Number:

               66986W 10 8

Item 3.   If this Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

               Not Applicable.

Item 4.   Ownership:

          (a)  Amount Beneficially Owned:

               Kirk Family Limited Partnership:   2,338,977
               Kirk Eye Center, S.C.:             2,338,977/(1)/
               Scott H. Kirk, M.D.:               2,538,494/(2)(3)/
               Kent A. Kirk, M.D.:                2,493,224/(4)/

          (b)  Percent of Class:

               Kirk Family Limited Partnership:   10.4%
               Kirk Eye Center, S.C.:             10.4%/(1)/
               Scott H. Kirk, M.D.:               11.3%/(2)(3)/
               Kent A. Kirk, M.D.:                11.1%/(4)/

          (c)  Number of shares as to which person has:

               Kirk Family Limited Partnership:

               (i)  sole power to vote or to direct the vote: 2,338,977

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 8 of 16 Pages
---------------------                                        -------------------

               (ii) shared power to vote or to direct the vote: -0-

               (iii) sole power to dispose or to direct the disposition of:
                    2,338,977

               (iv) shared power to dispose or to direct the disposition of: -0-

               Kirk Eye Center, S.C.:

               (i)  sole power to vote or to direct the vote: -0-

               (ii) shared power to vote or to direct the vote: 2,338,977/(1)/

               (iii) sole power to dispose or to direct the disposition of: -0-

               (iv) shared power to dispose or to direct the disposition of:
                    2,338,977/(1)/

               Scott H. Kirk, M.D.:

               (i)  sole power to vote or to direct the vote: 199,517/(3)/

               (ii) shared power to vote or to direct the vote: 2,338,977/(2)/

               (iii) sole power to dispose or to direct the disposition of:
                    199,517/(3)/

               (iv) shared power to dispose or to direct the disposition of:
                    2,338,977/(2)/

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 9 of 16 Pages
---------------------                                        -------------------

               Kent A. Kirk, M.D.:

               (i)  sole power to vote or to direct the vote: 154,247

               (ii) shared power to vote or to direct the vote: 2,338,977/(4)/

               (iii) sole power to dispose or to direct the disposition of:
                    154,247

               (iv) shared power to dispose or to direct the disposition of:
                    2,338,977/(4)/

----------
/(1)/ Kirk Eye Center, S.C. ("KEC") is the general partner of Kirk Family
     Limited Partnership ("KFLP"). In such capacity, KEC has voting and investment power with respect to the shares held by KFLP and, therefore, may be deemed to be the beneficial owner of the shares held by KFLP.

/(2)/ Dr. Scott Kirk is an officer, director and 50% shareholder of KEC. In such capacity, Dr. Scott Kirk may be deemed to be the beneficial owner of the shares directly held by KFLP.

/(3)/ Includes 16,670 shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 31, 2002.

/(4)/ Dr. Kent Kirk is an officer, director and 50% shareholder of KEC. In such capacity, Dr. Kent Kirk may be deemed to be the beneficial owner of the shares directly held by KFLP.

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 10 of 16 Pages
---------------------                                        -------------------

Item 5.   Ownership of Five Percent or less of a Class:

               Not  Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

               Not  Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable.

Item 8.   Identification and Classification of Members of the Group:

               Not Applicable.

Item 9.   Notice of Dissolution of Group:

               Not  Applicable.

Item 10.  Certification:

               Not  Applicable.

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 11 of 16 Pages
---------------------                                        -------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2003

                                          KIRK FAMILY LIMITED PARTNERSHIP

                                          By: Kirk Eye Center, S.C., its General
                                              Partner


                                              By:  /S/ SCOTT H. KIRK, M.D.
                                                   -----------------------------
                                              Its: President

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 12 of 16 Pages
---------------------                                        -------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2003

                                          KIRK EYE CENTER, S.C.


                                          By:  /s/ SCOTT H. KIRK, M.D.
                                               ---------------------------------
                                          Its: President

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 13 of 16 Pages
---------------------                                        -------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2003


                                          By: /s/ SCOTT H. KIRK, M.D.
                                              ----------------------------------
                                              Scott H. Kirk, M.D.

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 14 of 16 Pages
---------------------                                        -------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2003


                                          By: /s/ KENT A. KIRK, M.D.
                                              ----------------------------------
                                              Kent A. Kirk, M.D.

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 15 of 16 Pages
---------------------                                        -------------------

                                  Exhibit Index

                                                                   Page No.
                                                                   --------

1.   Joint Filing Agreement dated February 13, 2003 by and among         16
     Kirk Family Limited Partnership, Kirk Eye Center, S.C.,
     Scott H. Kirk, M.D., and Kent A. Kirk, M.D.